The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated September 17, 2012.
Preliminary Pricing Supplement No. J302
To the Underlying Supplement dated March 23, 2012,
Product Supplement No. JPM-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 September 17, 2012
Credit Suisse AG
Structured Investments
Credit Suisse
$
Capped Knock-Out Notes due October 9, 2013 Linked to the Performance of an
Equally Weighted Basket Consisting of the Hang Seng® China Enterprises Index, the Hang Seng® Index and the Hong Kong Dollar Relative to the U.S. Dollar

General
•
The notes are designed for investors who seek a capped return at maturity linked to an equally weighted basket of two Asian indices and the Hong Kong dollar relative to the U.S. dollar, up to a Maximum Return on the notes, which is expected to be 20.0% (to be determined on the Pricing Date). Investors should be willing to forgo interest and dividend payments and, if a Knock-Out Event occurs, be willing to lose up to 100% of their investment. If a Knock-Out Event does not occur, at maturity investors will be entitled to receive at least the principal amount of their notes plus the product of $1,000 and the Basket Return, subject to the Maximum Return. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing October 9, 2013.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes are expected to price on or about September 21, 2012 (the “Pricing Date”) and are expected to settle on or about September 26, 2012 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The notes are linked to an equally weighted basket consisting of two Asian indices (each a “Basket Component” and, collectively, the “Basket Components”), each relative to the spot exchange rate of the Hong Kong dollar relative to the U.S. dollar (the “Basket Currency”). We refer to the Basket Components and the Basket Currency collectively as the “Basket”.

	Basket Component	Ticker	Initial Basket Component Level*	Basket Currency	Initial Spot Rate	Component Weighting
	Hang Seng® China Enterprises Index	HSCEI		Hong Kong dollar (HKDUSD)		50.0%
	Hang Seng® Index	HSI		Hong Kong dollar (HKDUSD)		50.0%
Currency of the Issue:	United States dollars
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment that will reflect the performance of the Basket, as follows:
•	If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will be calculated as follows:
$1,000 + [ $1,000 × (Basket Return – 1) ]
If a Knock-Out Event has occurred, you will be exposed on a 1-to-1 basis to any depreciation of the Basket. You could lose your entire investment.
•
If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the greater of (i) zero and (ii) (Basket Return – 1); subject to the Maximum Return.
If a Knock-Out Event has not occurred, your payment at maturity is expected to be between $1,000 and $1,200 (to be determined on the Pricing Date).

Knock-Out Event:	A Knock-Out Event will occur if the Basket Return is less than 0.80 (to be determined on the Pricing Date).
Maximum Return:	Expected to be 20.0% (to be determined on the Pricing Date).
Basket Return:
(50.0% x Hang Seng® China Enterprises Index Basket Component Return x Hong Kong dollar Currency Return) + (50.0% x Hang Seng® Index Basket Component Return x Hong Kong dollar Currency Return)
Because the Basket Return is calculated in this manner, the Basket Return, and therefore the Payment at Maturity, may be less than if the Basket Return were calculated using another method. See “Selected Risk Considerations.”

Basket Component Return:	For each Basket Component, the performance of such Basket Component from its Initial Basket Component Level to its Final Basket Component Level, calculated as follows:
Final Basket Component Level Initial Basket Component Level
Initial Basket Component Level:*	For each Basket Component, the closing level of such Basket Component on the Pricing Date.
Final Basket Component Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Currency Return:	The performance of the Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows: Final Spot Rate Initial Spot Rate
Spot Rate: †
For the Basket Currency on any day, the official MID WM Reuters fixing at 4:00 pm London time on such day (Bloomberg page WMCO or any successor page), expressed as the number of U.S. dollars per one unit of the Basket Currency, as determined by the calculation agent, subject to the provisions set forth under “Description of the Notes” in the accompanying product supplement.

Initial Spot Rate:*	For the Basket Currency, the Spot Rate on the Pricing Date.
Final Spot Rate:	For the Basket Currency, the Spot Rate on the Valuation Date.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$	$
Total	$	$	$

(1) Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of notes.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P.Morgan
Placement Agent
September , 2012	(cover continued on next page)

(continued from previous page)

Valuation Date:†	October 4, 2013
Maturity Date:†	October 9, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546TZP9

* In the event that the Initial Basket Component Level for either Basket Component is not available on the Pricing Date, the Initial Basket Component Level for such Basket Component will be determined on the immediately following trading day on which a closing level is available for such Basket Component.
† If the Spot Rate for the Basket Currency on any day is not published on the applicable Reuters or Bloomberg page, then the Spot Rate for the Basket Currency on such day will be determined in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such spot rate and any other information deemed relevant, as of such day.
†† The Valuation Date is subject to postponement in respect of each Basket Component if such date is not an underlying business day for such Basket Component or as a result of a market disruption event in respect of any Basket Component, as described in the accompanying product supplement under “Description of the Notes—Market disruption events.” The Maturity Date is subject to postponement if the scheduled Maturity Date is not a business day or if the scheduled Valuation Date is postponed because it is not an underlying business day for any Basket Component or is postponed as a result of a market disruption event in respect of any Basket Component.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated March 23, 2012, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001475/dp29444_424b2-mtn.htm

•	Product supplement No. JPM-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001510/dp29511_424b2-jpmi.htm

•	Prospectus supplement dated March 23, 2012 and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

What is the Payment at Maturity on the Notes Under Various Hypothetical Performance Scenarios for the Basket?

The following examples illustrate the Payment at Maturity for a $1,000 principal amount note under various hypothetical performance scenarios for the Basket Components and Basket Currency, assuming a Maximum Return of 20.0%. The Basket Component Returns and Currency Return set forth below are expressed as percentages. The hypothetical Payment at Maturity calculations set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the notes will be based on the closing levels for each Basket Component on the Valuation Date, the spot rate for the Basket Currency on the Valuation Date and whether a Knock-Out Event occurs. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following scenarios have been rounded for ease of analysis.

Scenario 1

Basket Component	Hang Seng China Enterprises Index	Hang Seng Index
Basket Currency	Hong Kong dollar	Hong Kong dollar
Weighting	50.00%	50.00%
Basket Component Return	105%	105%
Currency Return	100%	100%
Basket Return	1.050
Payment at Maturity	$1,050

In Scenario 1, the Basket Component Return for each Basket Component is 105%, indicating that each of the Basket Components has appreciated by 5% from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Return for the Basket Currency is 100%, indicating that the Initial Spot Rate is the same as the Final Spot Rate for the Basket Currency. The Basket Return is 1.050 and the Payment at Maturity per $1,000 principal amount of notes is $1,050, calculated as follows:

Basket Return	=	(50.00% x Hang Seng China Enterprises Index Basket Component Return x Hong Kong dollar Currency Return) + (50.00% x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return)
	=	(50.00% x 105% x 100%) + (50.00% x 105% x 100%)
	=	1.050
Because the Basket Return is greater than 0.80, a Knock-Out Event has not occurred and the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 + [$1,000 x the greater of ((i) zero and (ii) (Basket Return – 1); subject to the Maximum Return)]
	=	$1,000 x [1 + (Basket Return - 1)]
	=	$1,000 x [1 + (1.050 - 1)]
	=	$1,050
Scenario 2

Basket Component	Hang Seng China Enterprises Index	Hang Seng Index
Basket Currency	Hong Kong dollar	Hong Kong dollar
Weighting	50.00%	50.00%
Basket Component Return	130%	130%
Currency Return	110%	110%
Basket Return	1.430
Payment at Maturity	$1,200

In Scenario 2, the Basket Component Return for each Basket Component is 130%, indicating that each of the Basket Components has appreciated by 30% from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Return for the Basket Currency is 110%, indicating that the Final Spot Rate has appreciated from the Initial Spot Rate by 10%. The Basket Return is 1.430 and the Payment at Maturity per $1,000 principal amount of notes is $1,200, calculated as follows:

Basket Return	=	(50.00% x Hang Seng China Enterprises Index Basket Component Return x Hong Kong dollar Currency Return) + (50.00% x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return)

=	(50.00% x 130% x 110%) + (50.00% x 130% x 110%)
=	1.430
Because the Basket Return is greater than 0.80, a Knock-Out Event has not occurred and the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 + [$1,000 x the greater of ((i) zero and (ii) (Basket Return – 1); subject to the Maximum Return)]
	=	$1,000 x (1 + Maximum Return)
	=	$1,000 x (1 + 20.0%)
	=	$1,200
Scenario 3

Basket Component	Hang Seng China Enterprises Index	Hang Seng Index
Basket Currency	Hong Kong dollar	Hong Kong dollar
Weighting	50.00%	50.00%
Basket Component Return	90%	90%
Currency Return	100%	100%
Basket Return	0.90
Payment at Maturity	$1,000

In Scenario 3, the Basket Component Return for each Basket Component is 90%, indicating that each of the Basket Components has depreciated by 10% from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Return for the Basket Currency is 100%, indicating that the Initial Spot Rate is the same as the Final Spot Rate for the Basket Currency. The Basket Return is 0.90 and the Payment at Maturity per $1,000 principal amount of notes is $1,000, calculated as follows:

Basket Return	=	(50.00% x Hang Seng China Enterprises Index Basket Component Return x Hong Kong dollar Currency Return) + (50.00% x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return)
	=	(50.00% x 90% x 100%) + (50.00% x 90% x 100%)
	=	0.90
Because the Basket Return is greater than 0.80, a Knock-Out Event has not occurred and the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 + [$1,000 x the greater of ((i) zero and (ii) (Basket Return – 1); subject to the Maximum Return)]
	=	$1,000 + (1 x zero)
	=	$1,000
Scenario 4

Basket Component	Hang Seng China Enterprises Index	Hang Seng Index
Basket Currency	Hong Kong dollar	Hong Kong dollar
Weighting	50.00%	50.00%
Basket Component Return	60%	70%
Currency Return	100%	100%
Basket Return	0.650
Payment at Maturity	$650

In Scenario 4, the Basket Component Returns for the Hang Seng® China Enterprises Index and the Hang Seng® Index are 60% and 70%, respectively, indicating that each of the Basket Components has depreciated from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Return for the Basket Currency is 100%, indicating that the Initial Spot Rate is the same as the Final Spot Rate for the Basket Currency. The Basket Return is 0.650 and the Payment at Maturity per $1,000 principal amount of notes is $650, calculated as follows:

Basket Return	=	(50.00% x Hang Seng China Enterprises Index Basket Component Return x Hong Kong dollar Currency Return) + (50.00% x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return)
	=	(50.00% x 60% x 100%) + (50.00% x 70% x 100%)

=	0.650
Because the Basket Return is less than 0.80, a Knock-Out Event has occurred and the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return - 1)]
	=	$1,000 x [1 + (0.650 - 1)]
	=	$650

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Basket at maturity, if any, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 20.0%. Accordingly, the maximum amount payable at maturity is expected to be $1,200 for every $1,000 principal amount of notes. If a Knock-Out Event has not occurred, you will be entitled to receive at least the principal amount of your notes at maturity. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO A BASKET OF TWO BASKET COMPONENTS AND THE HONG KONG DOLLAR RELATIVE TO THE U.S. DOLLAR — The return on the notes is linked to the performance of a Basket, which consists of two Basket Components and the Hong Kong dollar relative to the U.S. dollar. These Basket Components are the Hang Seng® China Enterprises Index and the Hang Seng® Index. For additional information about the Basket Components and the Basket Currency, see the information set forth under “The Basket Components and the Basket Currency” below.

•
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of material U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Currency, the Basket Components or any of the stocks comprising the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket as reflected by the Basket Return. If the Basket Return is greater than or equal to 0.80, you will be entitled to receive at least the principal amount of your notes at maturity. However, if the Basket Return is less than 0.80 (to be determined on the Pricing Date), a Knock-Out Event will occur and your investment will be fully exposed to the decline in the value of the Basket and for every 1% by which the Basket Return is less than 1, you will lose an amount equal to 1% of the principal amount of your notes. You could lose your entire investment.

•
THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If a Knock-Out Event does not occur, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 20.0%. Accordingly, the maximum amount payable on the notes is expected to be $1,200.00 per $1,000 principal amount of notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE RETURN ON THE NOTES WILL BE AFFECTED BY THE OCCURRENCE OF A KNOCK-OUT EVENT — If the Basket Return is less than 0.80 (to be determined on the Pricing Date), a Knock-Out Event will occur and you will lose 1% of your principal for every 1% by which the Basket Return is less than 1.0. In these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Basket.

•
CHANGES IN THE VALUES OF THE BASKET COMPONENTS AND THE EXCHANGE RATES OF THE BASKET CURRENCY MAY OFFSET EACH OTHER — Price movements in the Basket Components and movements in the exchange rate of the Basket Currency may not correlate with each other. Any change in the value of a Basket Component or the value of the Basket Currency relative to the U.S. dollar may be moderated, or more than offset, by a smaller change or opposite change in the value of the other Basket Component or the value of the Basket Currency relative to the U.S. dollar, as applicable.

•
THE HONG KONG DOLLAR DOES NOT FLOAT FREELY — Exchange rates of many developed and major emerging economies, including the United States, currently are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, the Hong Kong dollar does not float freely. The exchange rate of the Hong Kong dollar relative to the U.S. dollar is fixed within a narrow range by the Hong Kong Monetary Authority. For so long as the Hong Kong Monetary Authority restricts the Hong Kong dollar from floating relative to the U.S. dollar, the exchange rate between the Hong Kong dollar and the U.S. dollar will not fluctuate by any appreciable amount. If at any time the Hong Kong Monetary Authority permits the Hong Kong dollar to float, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the Basket Return, and, consequently, the value of your notes.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The relative values of the U.S. dollar and the Basket Currency are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States and China and between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States and China.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States and China and those of other countries important to international trade and finance.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES — Investments in securities indexed to the value of foreign equity securities, such as the securities composing the Hang Seng® China Enterprises Index and the Hang Seng® Index, involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS — Your return on the notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Basket Components. The return on your investment, which is based on the percentage change in the Basket Components, is not the same as the total return based on the purchase of equity securities that comprise the Basket Components.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Components or the equity securities that comprise the Basket Components.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the levels of the Basket Components and the exchange rate of the Basket Currency with respect to the U.S. dollar during the term of the notes, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether a Knock-Out Event has occurred;

o	the expected volatility of the Basket Components;

o	the time to maturity of the notes;

o	the dividend rate paid on the equity securities comprising the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities comprising the Basket Components or markets generally and which may affect the level of the Basket;

o	the exchange rate and volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Basket Components and the Basket Currency

We have derived all information regarding each Basket Component and the Basket Currency contained in this pricing supplement, including, without limitation, their make-ups, methods of calculation and changes in their components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Basket Components provided herein is just a summary and should be read together with the additional publicly available information. Information contained in the respective Basket Component websites and the Bloomberg pages referenced below is not incorporated by reference herein.

For additional information about the Basket Components, see the information set forth under “The Reference Indices—The Hang Seng® Indices—The Hang Seng® China Enterprises Index” and “The Reference Indices—The Hang Seng® Indices—The Hang Seng® Index” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Component based on the closing levels of such Basket Component from January 1, 2007 through September 14, 2012 and the historical performance of the Basket Currency based on the exchange rate of the Basket Currency with respect to the U.S. dollar (expressed as the number of U.S. dollars per one unit of the Basket Currency) from January 1, 2007 through September 14, 2012. We obtained the closing levels of the Basket Components and the exchange rate of the Basket Currency below from Bloomberg, without independent verification. The exchange rate published by Bloomberg for the Basket Currency on any day including the Valuation Date may differ from the Spot Rate on such day because the historical rate published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rate used to determine the Currency Return applicable to the notes. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing level of the Hang Seng China Enterprises Index on September 14, 2012 was 9829.43. The closing level of the Hang Seng® Index on September 14, 2012 was 20629.78. The HKDUSD exchange rate on September 14, 2012 was 0.12901.

The historical levels of the Basket Components and the historical exchange rate of the Basket Currency should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket Components on the Valuation Date or as to the spot rate of the Basket Currency on the Valuation Date. We cannot give you assurance that the performance of the Basket Components or the Basket Currency will result in the return of any of your initial investment.

Historical Performance of the Hang Seng® Index

Closing Level
35000
30000
25000
20000
15000
10000
5000
0
Jan-07
Apr-07
Jul-07
Oct-07
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Apr-11
Jul-11
Oct-11
Jan-12
Apr-12
Jul-12

Source: Bloomberg

Closing Level
0.1295
0.129
0.1285
0.128
0.1275
0.127
Jan-07
Apr-07
Jul-07
Oct-07
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Apr-11
Jul-11
Oct-11
Jan-12
Apr-12
Jul-12

Source: Bloomberg

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016.  Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2012.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax, unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Specified domestic entities are not required to file Form 8938 until the proposed regulations are final.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Pricing Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Credit Suisse